Exhibit 99.2

TRLG Transaction Employee Letter

May 10, 2013

Dear True Religion Brands Jeans team member,

I am excited to share some good news.  Today we are announcing that we have entered into an agreement to be acquired by TowerBrook Capital Partners, in a transaction valued at approximately $835 million.  Upon the completion of the transaction, True Religion will become a private company.

We believe this transaction not only delivers immediate and compelling value to our shareholders, but is also in the best interest of our customers, you, our valued employees and the brand we all know, love and believe in. A copy of the press release, a list of frequently asked questions, and an overview of TowerBrook are attached for your reference.

For those of you not familiar with TowerBrook, they are a leading investment management firm with a history of working collaboratively with companies and their management teams to help them develop and grow. Importantly, TowerBrook has significant experience in the consumer retail and luxury space with companies such as Jimmy Choo, Odlo, BevMo! and Phase Eight. We believe they are the ideal partner to support True Religion in the months and years ahead.

We are excited about this transaction with TowerBrook as this premium offer is an important endorsement of the True Religion Brand, and the hard work and commitment of our team.  Thanks to your continued dedication, True Religion has grown into one of the truly iconic brands in the premium denim markets.  Towerbrook’s long-term approach toward investment and brand stewardship will best enable True Religion to maintain its leadership position in the marketplace.  We are confident the next chapter for True Religion will be a successful one.

Under TowerBrook’s ownership, we expect to continue to invest in the growth of our businesses.  We believe you should see little impact to the day-to-day operations as a result of today’s announcement.  In the long-term, we believe the support TowerBrook will provide will only serve to extend our brand and grow our business.  On an organizational level, as our operations will remain the same, I am thrilled to remain a part of the team.

We will keep you informed of key developments as we move toward completing the transaction. In addition, we will be hosting an all-employee meetings today at 10:00 a.m. Pacific time at the Alcoa Avenue and Vernon Avenue buildings to go over additional details and answer any questions that you may have.

Next week, Andrew Rolfe, Managing Director at TowerBrook, will be visiting True Religion and participating in a town hall meeting.  I know he is looking forward to meeting our employees and learning from you about our Company.

The transaction is expected to close in the third quarter of 2013 and everything is business as usual here at True Religion. We must all remain focused on continuing to deliver the same high quality apparel that our customers around the world have come to expect from us.

On behalf of the Board and management team, I thank you for your continued support and dedication to True Religion.

Sincerely,

Lynne Koplin

Interim CEO and President

Forward Looking Information

Statements contained herein that relate to future results and events are forward-looking statements based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed Merger on the Company’s relationships with its customers, suppliers, operating results and business generally. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments will cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended December 31, 2013 under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The Company’s stockholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the Company’s stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=140884&p=irol-irhome or by directing a request to: True Religion Apparel Inc.,  2263 East Vernon Avenue, Vernon, California 90058, ATTN: Corporate Secretary, (323) 266-3072.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A.